Media Contact:  Gary Mickelson, 479-290-6111
Investor Contact:  Jon Kathol, 479-290-4235

TYSON REPORTS FIRST QUARTER
FISCAL 2012 RESULTS

●	1st quarter 2012 EPS was $0.42 compared to $0.78 last year
●	1st quarter Sales were $8.3 billion, up 9.4% compared to last year
●	Overall operating margin was 3.3%:
	●	Chicken operating income $32 million, or 1.2% of sales
	●	Beef operating income $31 million, or 0.9% of sales
	●	Pork operating income $165 million, or 11.2% of sales
	●	Prepared Foods operating income $51 million, or 5.9% of sales

Springdale, Arkansas – February 3, 2012 – Tyson Foods, Inc. (NYSE: TSN), today reported the following results:

(in millions, except per share data)	First Quarter
	2012	2011
Sales	$8,329	$7,615
Operating Income	278	498

Net Income	156	294
Less: Net Loss Attributable to Noncontrolling Interest	-	(4)
Net Income Attributable to Tyson	$156	$298

Net Income Per Diluted Share Attributable to Tyson	$0.42	$0.78

“Even with higher feed ingredient costs, our Chicken segment returned to profitability in the fiscal first quarter on improved pricing and execution,” said Donnie Smith, Tyson’s president and chief executive officer. “Prepared Foods had a strong performance, and the Pork segment continued to produce outstanding results. Our Beef segment is experiencing a rough patch as a result of challenging market fundamentals. Although we are still outperforming industry indexes, if current conditions continue, our Beef results will be pressured in our second quarter.

“Our Q1 results demonstrate that we are competitive and that our multi-protein, multi-channel, multi-national business puts us in a position to deliver sustainable earnings over time,” Smith said.

Segment Performance Review (in millions)

Sales
(for the first quarter ended December 31, 2011, and January 1, 2011)
	First Quarter
			Volume	Avg. Price
	2012	2011	Change	Change
Chicken	$2,762	$2,619	(5.3)%	11.3%
Beef	3,467	3,185	(8.5)%	19.0%
Pork	1,475	1,238	2.6%	16.1%
Prepared Foods	861	806	(1.4)%	8.4%
Other	54	8	n/a	n/a
Intersegment Sales	(290)	(241)	n/a	n/a
Total	$8,329	$7,615	(5.0)%	14.6%

Operating Income (Loss)
(for the first quarter ended December 31, 2011, and January 1, 2011)
	First Quarter
			Operating Margin %
	2012	2011	2012	2011
Chicken	$32	$181	1.2%	6.9%
Beef	31	116	0.9%	3.6%
Pork	165	177	11.2%	14.3%
Prepared Foods	51	28	5.9%	3.5%
Other	(1)	(4)	n/a	n/a
Total	$278	$498	3.3%	6.5%

Fiscal 2012 Outlook
In fiscal 2012, overall domestic protein (chicken, beef, pork and turkey) production is expected to decrease. Because exports are likely to remain strong, we forecast total domestic availability of protein to be down 2-3% compared to fiscal 2011, which should continue to support improved pricing. The following is a summary of the fiscal 2012 outlook for each of our segments, as well as an outlook on sales, capital expenditures, net interest expense, debt and liquidity and share repurchases:

●
Chicken – For fiscal 2012, we expect industry production will decrease approximately 4% from fiscal 2011, which should further gradually improve market pricing conditions. Current futures prices indicate higher feed costs in fiscal 2012 compared to fiscal 2011. We expect to offset the increased feed costs with pricing and mix improvements as well as operational efficiencies expected to result in additional savings of $125 million in fiscal 2012. Our Chicken segment returned to profitability in the first quarter of fiscal 2012 and we expect it to strengthen throughout the year.

●
Beef – We expect to see a reduction in fed cattle supplies of 1-2% for the remainder of fiscal 2012 as compared to fiscal 2011. Although we generally expect adequate supplies in the regions we operate our plants, there may be periods of imbalance of fed cattle supply and demand. We anticipate beef exports will remain strong in fiscal 2012. While our Beef segment remained profitable in the first quarter of fiscal 2012, we were challenged by volatile market conditions which made it difficult to pass along increased input costs. We have seen difficult margin conditions early in the second quarter of fiscal 2012, but expect them to recover throughout the second-half of the fiscal year. For fiscal 2012, we believe our Beef segment will be profitable, returning to our normalized range in the second-half of the fiscal year.

●
Pork – We expect hog supplies in fiscal 2012 to be up 1-2% compared to fiscal 2011 and to be adequate in the regions in which we operate. Additionally, we expect pork exports to remain strong in fiscal 2012. While we expect results should remain above our normalized range for the balance of the fiscal year, we do not expect the remainder of fiscal 2012 to be at our first quarter levels.

●
Prepared Foods – We expect operational improvements and increased pricing to offset increased raw material costs. Because many of our sales contracts are formula based or shorter-term in nature, we are typically able to offset rising input costs through increased pricing. We expect results should remain within our normalized range for the balance of the fiscal year.

Fiscal 2012 Outlook continued
●	Sales – We expect fiscal 2012 sales to exceed $34 billion mostly resulting from price increases related to decreases in domestic availability of protein and rising raw material costs.
●	Capital Expenditures – We expect fiscal 2012 capital expenditures to be approximately $800-$850 million.
●	Net Interest Expense – We expect fiscal 2012 net interest expense will be approximately $185 million, down $46 million compared to fiscal 2011.
●
Debt and Liquidity – We do not have any significant scheduled maturities of debt due until fiscal 2014 and will continue to use our available cash to repurchase notes when available at attractive rates. Total liquidity at December 31, 2011 was $1.7 billion, well above our goal to maintain liquidity in excess of $1.2 billion.

●
Share Repurchases – We expect to continue repurchasing shares under our share repurchase plan. In the first quarter of fiscal 2012, we repurchased 1.8 million shares for approximately $35 million. As of December 31, 2011, 11 million shares remain authorized for repurchases. The timing and extent to which we repurchase shares will depend upon, among other things, market conditions, liquidity targets, our debt obligations and regulatory requirements.

Segment Performance Review

Chicken Segment Results
in millions	Three Months Ended
	December 31, 2011	January 1, 2011	Change
Sales	$2,762	$2,619	$143
Sales Volume Change			(5.3)%
Average Sales Price Change			11.3%

Operating Income	$32	$181	$(149)
Operating Margin	1.2%	6.9%

First quarter – Fiscal 2012 vs Fiscal 2011
●	Sales and Operating Income –
●
Sales Volume – The decrease in sales volumes in the first quarter of fiscal 2012 was primarily attributable to a decrease in domestic production pounds as a result of balancing our supply with forecasted customer demand, partially offset by increases in international sales volumes and open-market meat purchases.

	●	Average Sales Price – The increase in average sales price is primarily due to mix changes and price increases associated with increased input costs.
●
Operating Income – Operating results were negatively impacted in the first quarter of fiscal 2012 by increases in grain and feed ingredients costs of $220 million and other growout operating costs of $30 million. These increases in operating costs were partially offset by operational efficiencies of approximately $25 million as well as improved mix and pricing.

●
Derivative Activities – Operating results included the following amounts for commodity risk management activities related to grain and energy purchases. These amounts exclude the impact from related physical purchase transactions, which impact current and future period operating results.

Income / (Loss) - in millions	Qtr
2012	$(3)
2011	51
Decline in operating results	$(54)

Beef Segment Results
in millions	Three Months Ended
	December 31, 2011	January 1, 2011	Change
Sales	$3,467	$3,185	$282
Sales Volume Change			(8.5)%
Average Sales Price Change			19.0%

Operating Income	$31	$116	$(85)
Operating Margin	0.9%	3.6%

First quarter – Fiscal 2012 vs Fiscal 2011
●	Sales and Operating Income –
●
Average sales price increased due to price increases associated with increased livestock costs. Sales volumes decreased due to a reduction in live cattle processed and outside tallow purchases. Operating income decreased in the first quarter of fiscal 2012 from the result of volatile market conditions, which made it difficult to pass along increased input costs, lower sales volumes and increased employee-related operating costs.

●
Derivative Activities – Operating results included the following amounts for commodity risk management activities related to forward futures contracts for live cattle. These amounts exclude the impact from related physical sale and purchase transactions, which impact current and future period operating results.

Income / (Loss) - in millions	Qtr
2012	$6
2011	(9)
Improvement in operating results	$15

Pork Segment Results
in millions	Three Months Ended
	December 31, 2011	January 1, 2011	Change
Sales	$1,475	$1,238	$237
Sales Volume Change			2.6%
Average Sales Price Change			16.1%

Operating Income	$165	$177	$(12)
Operating Margin	11.2%	14.3%

First quarter – Fiscal 2012 vs Fiscal 2011
●	Sales and Operating Income –
●
Average sales price increased due to price increases associated with increased livestock costs. We maintained strong operating income by maximizing our revenues relative to the live hog markets, partially attributable to strong export sales and operational and mix performance.

●
Derivative Activities – Operating results included the following amounts for commodity risk management activities related to forward futures contracts for live hogs. These amounts exclude the impact from related physical sale and purchase transactions, which impact current and future period operating results.

Income - in millions	Qtr
2012	$11
2011	13
Decline in operating results	$(2)

Prepared Foods Segment Results
in millions	Three Months Ended
	December 31, 2011	January 1, 2011	Change
Sales	$861	$806	$55
Sales Volume Change			(1.4)%
Average Sales Price Change			8.4%

Operating Income	$51	$28	$23
Operating Margin	5.9%	3.5%

First quarter – Fiscal 2012 vs Fiscal 2011
●
Sales and Operating Income – We increased operating income, despite an increase of raw material costs of $37 million and lower sales volumes, due to mix changes and increased average sales prices. Additionally, input costs were less volatile in the first quarter of fiscal 2012 as compared to fiscal 2011. Because many of our sales contracts are formula based or shorter-term in nature, we are typically able to offset rising input costs through increased pricing. However, there is a lag time for price increases to take effect, which is what we experienced during the first quarter of fiscal 2011.

TYSON FOODS, INC.
CONSOLIDATED CONDENSED STATEMENTS OF INCOME
(In millions, except per share data)
(Unaudited)

	Three Months Ended
	December 31, 2011	January 1, 2011

Sales	$8,329	$7,615
Cost of Sales	7,836	6,871
Gross Profit	493	744

Selling, General and Administrative	215	246
Operating Income	278	498
Other (Income) Expense:
Interest income	(2)	(3)
Interest expense	49	66
Other, net	(12)	(10)
Total Other (Income) Expense	35	53
Income before Income Taxes	243	445
Income Tax Expense	87	151
Net Income	156	294
Less: Net Loss Attributable to Noncontrolling Interest	-	(4)
Net Income Attributable to Tyson	$156	$298

Weighted Average Shares Outstanding:
Class A Basic	297	304
Class B Basic	70	70
Diluted	376	379
Net Income Per Share Attributable to Tyson:
Class A Basic	$0.43	$0.81
Class B Basic	$0.39	$0.73
Diluted	$0.42	$0.78
Cash Dividends Per Share:
Class A	$0.040	$0.040
Class B	$0.036	$0.036

Sales Growth	9.4%
Margins: (Percent of Sales)
Gross Profit	5.9%	9.8%
Operating Income	3.3%	6.5%
Net Income Attributable to Tyson	1.9%	3.9%
Effective Tax Rate	35.8%	34.0%

TYSON FOODS, INC.
CONSOLIDATED CONDENSED BALANCE SHEETS
(In millions)
(Unaudited)

	December 31, 2011	October 1, 2011
Assets
Current Assets:
Cash and cash equivalents	$857	$716
Accounts receivable, net	1,281	1,321
Inventories	2,598	2,587
Other current assets	122	156
Total Current Assets	4,858	4,780
Net Property, Plant and Equipment	3,888	3,823
Goodwill	1,891	1,892
Intangible Assets	145	149
Other Assets	445	427
Total Assets	$11,227	$11,071

Liabilities and Shareholders’ Equity
Current Liabilities:
Current debt	$84	$70
Accounts payable	1,358	1,264
Other current liabilities	932	1,040
Total Current Liabilities	2,374	2,374
Long-Term Debt	2,131	2,112
Deferred Income Taxes	420	424
Other Liabilities	493	476

Total Tyson Shareholders’ Equity	5,781	5,657
Noncontrolling Interest	28	28
Total Shareholders’ Equity	5,809	5,685

Total Liabilities and Shareholders’ Equity	$11,227	$11,071

TYSON FOODS, INC.
CONSOLIDATED CONDENSED STATEMENTS OF CASH FLOWS
(In millions)
(Unaudited)

	Three Months Ended
	December 31, 2011	January 1, 2011
Cash Flows From Operating Activities:
Net income	$156	$294
Depreciation and amortization	122	128
Deferred income taxes	24	39
Other, net	27	20
Net changes in working capital	9	(110)
Cash Provided by Operating Activities	338	371

Cash Flows From Investing Activities:
Additions to property, plant and equipment	(182)	(158)
Purchases of marketable securities	(8)	(92)
Proceeds from sale of marketable securities	11	13
Other, net	3	23
Cash Used for Investing Activities	(176)	(214)

Cash Flows From Financing Activities:
Payments on debt	(25)	(45)
Net proceeds from borrowings	45	44
Purchases of treasury shares	(50)	(7)
Dividends	(15)	(15)
Other, net	22	10
Cash Used for Financing Activities	(23)	(13)

Effect of Exchange Rate Change on Cash	2	-

Increase in Cash and Cash Equivalents	141	144
Cash and Cash Equivalents at Beginning of Year	716	978
Cash and Cash Equivalents at End of Period	$857	$1,122

TYSON FOODS, INC.
EBITDA Reconciliations
(In millions)
(Unaudited)

	Three Months Ended		Fiscal Year Ended		Twelve Months Ended
	December 31, 2011	January 1, 2011	October 1, 2011		December 31, 2011

Net income	$156	$294	$733		$595
Less: Interest income	(2)	(3)	(11)		(10)
Add: Interest expense	49	66	242		225
Add: Income tax expense	87	151	341		277
Add: Depreciation	108	108	433		433
Add: Amortization (a)	4	8	29		25
EBITDA	$402	$624	$1,767		$1,545

Total gross debt			$2,182		$2,215
Less: Cash and cash equivalents			(716)		(857)
Total net debt			$1,466		$1,358

Ratio Calculations:
Gross debt/EBITDA			1.2	x	1.4	x
Net debt/EBITDA			0.8	x	0.9	x

(a)
Excludes the amortization of debt discount expense of $10 million and $12 million for the three months ended December 31, 2011, and January 1, 2011, respectively, and $44 million for the fiscal year ended October 1, 2011, as it is included in Interest expense.

EBITDA represents net income, net of interest, income tax and depreciation and amortization. EBITDA is presented as a supplemental financial measurement in the evaluation of our business. We believe the presentation of this financial measure helps investors to assess our operating performance from period to period and enhances understanding of our financial performance and highlights operational trends. This measure is widely used by investors and rating agencies in the valuation, comparison, rating and investment recommendations of companies. However, the measurement of EBITDA may not be comparable to those of other companies in our industry, which limits its usefulness as a comparative measure. EBITDA is not a measure required by or calculated in accordance with GAAP and should not be considered as a substitute for net income or any other measure of financial performance reported in accordance with GAAP or as a measure of operating cash flow or liquidity. EBITDA is a useful tool for assessing, but is not a reliable indicator of, our ability to generate cash to service our debt obligations because certain of the items added to net income to determine EBITDA involve outlays of cash. As a result, actual cash available to service our debt obligations will be different from EBITDA. Investors should rely primarily on our GAAP results, and use non-GAAP financial measures only supplementally, in making investment decisions.

Tyson Foods, Inc., founded in 1935 with headquarters in Springdale, Arkansas, is one of the world’s largest processors and marketers of chicken, beef and pork, the second-largest food production company in the Fortune 500 and a member of the S&P 500. The company produces a wide variety of protein-based and prepared food products and is the recognized market leader in the retail and foodservice markets it serves. Tyson provides products and service to customers throughout the United States and more than 130 countries. The company has approximately 115,000 Team Members employed at more than 400 facilities and offices in the United States and around the world. Through its Core Values, Code of Conduct and Team Member Bill of Rights, Tyson strives to operate with integrity and trust and is committed to creating value for its shareholders, customers and Team Members. The company also strives to be faith-friendly, provide a safe work environment and serve as stewards of the animals, land and environment entrusted to it.

A conference call to discuss the Company’s financial results will be held at 9 a.m. Eastern Friday, February 3, 2012. To listen live via telephone, call 888-455-8283. The call leader’s name and a pass code will be required to join the call. The leader’s name is Jon Kathol and the pass code is Tyson Foods. International callers dial 210-839-8865. A telephone replay will be available through March 2, 2012 at 800-873-2012. The live webcast, as well as the replay, will be available on the Internet at http://ir.tyson.com. Financial information, such as this news release, as well as other supplemental data, including Company distribution channel information, can be accessed from the Company’s web site at http://ir.tyson.com.

Forward-Looking Statements

Certain information contained in the press release may constitute forward-looking statements, such as statements relating to expected performance, and including, but not limited to, statements appearing in the “Outlook” section. These forward-looking statements are subject to a number of factors and uncertainties which could cause our actual results and experiences to differ materially from the anticipated results and expectations expressed in such forward-looking statements. We wish to caution readers not to place undue reliance on any forward-looking statements, which speak only as of the date made. Among the factors that may cause actual results and experiences to differ from anticipated results and expectations expressed in such forward-looking statements are the following: (i) the effect of, or changes in, general economic conditions; (ii) fluctuations in the cost and availability of inputs and raw materials, such as live cattle, live swine, feed grains (including corn and soybean meal) and energy; (iii) market conditions for finished products, including competition from other global and domestic food processors, supply and pricing of competing products and alternative proteins and demand for alternative proteins; (iv) successful rationalization of existing facilities and operating efficiencies of the facilities; (v) risks associated with our commodity purchasing activities; (vi) access to foreign markets together with foreign economic conditions, including currency fluctuations, import/export restrictions and foreign politics; (vii) outbreak of a livestock disease (such as avian influenza (AI) or bovine spongiform encephalopathy (BSE)), which could have an adverse effect on livestock we own, the availability of livestock we purchase, consumer perception of certain protein products or our ability to access certain domestic and foreign markets; (viii) changes in availability and relative costs of labor and contract growers and our ability to maintain good relationships with employees, labor unions, contract growers and independent producers providing us livestock; (ix) issues related to food safety, including costs resulting from product recalls, regulatory compliance and any related claims or litigation; (x) changes in consumer preference and diets and our ability to identify and react to consumer trends; (xi) significant marketing plan changes by large customers or loss of one or more large customers; (xii) adverse results from litigation; (xiii) risks associated with leverage, including cost increases due to rising interest rates or changes in debt ratings or outlook; (xiv) compliance with and changes to regulations and laws (both domestic and foreign), including changes in accounting standards, tax laws, environmental laws, agricultural laws and occupational, health and safety laws; (xv) our ability to make effective acquisitions or joint ventures and successfully integrate newly acquired businesses into existing operations; (xvi) effectiveness of advertising and marketing programs; and (xvii) those factors listed under Item 1A. “Risk Factors” included in our October 1, 2011, Annual Report filed on Form 10-K.